ULURU NEWS

Contact: Company
Kerry P. Gray
President & CEO
Terry K. Wallberg
Vice President & CFO
(214) 905-5145

ULURU INC. ANNOUNCES THE APPOINTMENT OF
RONALD A. AHRENS TO THE BOARD OF DIRECTORS

Addison, Texas, June 23, 2008; ULURU Inc. (AMEX: ULU) announced today that Ronald A. Ahrens has been appointed to serve on the Company’s Board of Directors.

Mr. Ahrens has been an advisor to Merck & Company, Inc. since 1995, when he retired as President of Merck Consumer Healthcare Group Worldwide.  He had previously served as Executive Vice President of Merck Consumer Healthcare Group International.  From 1985 to 1990 Mr. Ahrens was Consumer Group President, North America of Bristol-Myers Squibb and previously was President of Bristol Myers Products Division.  Prior to 1985, he held senior management and sales and marketing positions with Richardson Vicks, Bristol-Myers Squibb and Procter and Gamble.

“I am extremely impressed with ULURU’s range of innovative products and look forward to providing insight and guidance as they commercialize their numerous product opportunities. The company is now at a point where I believe my experience can assist the company to enhance share holder value,” said Mr. Ahrens.

Commenting on the appointment, Kerry P. Gray, President and Chief Executive Officer of ULURU, stated “We are excited to have Ron join our Board, as he has vast experience successfully commercializing numerous products, and has been involved with a wound care company. His extensive industry experience and contacts will be extremely helpful as we commercialize products both internally and with strategic partners.”

About ULURU Inc.:

ULURU Inc. is a specialty pharmaceutical company focused on the development of a portfolio of wound management, plastic surgery and oral care products to provide patients and consumers improved clinical outcomes through controlled delivery utilizing its innovative transmucosal delivery system and Hydrogel Nanoparticle Aggregate technology. For further information about ULURU Inc., please visit our website at www.uluruinc.com.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, including but not limited to statements made relating to the value of our products in the marketplace, our ability to develop and market our technologies and commercialization of products in the marketplace. These statements are subject to numerous risks and uncertainties, including but not limited to the risk factors detailed in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other reports filed by us with the Securities and Exchange Commission.